Exhibit 3.1

Amendment to the Second Amended and Restated Bylaws of McLeodUSA Incorporated, dated February 22, 2005.

In accordance with Section 109 of the Delaware General Corporation Law and Article 8 of the Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”), the first sentence of Section 3.2 of the Bylaws be, and hereby is amended as follows:

The following words are stricken in their entirety:

“(b) three officers of the Corporation selected by the Board; provided that each such officer shall hold one or more of the following titles: Chairperson; Chief Executive Officer; President; Chief Operating Officer or Chief Financial Officer (such three officers, the “Officers”),”

And replaced with the following:

“(b) two officers of the Corporation selected by the Board; provided that each such officer shall hold one or more of the following titles: Chairperson; Chief Executive Officer; President; Chief Operating Officer or Chief Financial Officer (such two officers, the “Officers”),”